                                                                    Exhibit 99.1



AEROPOSTALE REPORTS MAY SALES RESULTS

New York, New York - June 4, 2003 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended May 31, 2003 increased 29.2% to $34.5 million, compared to $26.7 million for the four weeks ended June 1, 2003. The Company's comparable store sales decreased 1.5% for the month, versus the year-ago comparable store sales increase of 19.1%.

Year-to-date, total net sales have increased 31.2% to $146.7 million, compared to $111.8 million in the year-ago period. Comparable store sales have increased 1.0%, compared to 21.3% in the year-ago period.

Julian R. Geiger, Chairman and CEO said, "Our total sales for the month of May exceeded plan, and were driven by the strong results of our new stores. We opened 14 new stores during the month and celebrated our 400th store opening, ending the month with 401 stores. Our inventory levels continue to be on plan and are appropriate to achieve our sales plan. We have substantially lower levels of spring/summer merchandise than last year. We have already made a transition into wear-now fall merchandise, and have had a positive reaction to this assortment".

To hear the Aeropostale prerecorded May sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number 3788345#.

About Aeropostale, Inc.
Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 401 stores in 39 states.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's Form 10-K for the year ended February 1, 2003 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.